Exhibit 99.1

Expedia, Inc. Reports Second Quarter 2015 Results

BELLEVUE, WA – July 30, 2015 – Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the second quarter ended June 30, 2015.

•	Room night growth excluding eLong™ accelerated to 35% year-over-year, with domestic and international room nights growing 24% and 50% year-over-year, respectively.

•	Gross bookings excluding eLong increased 20% and revenue excluding eLong increased 15% year-over-year. Excluding the impact of foreign exchange, gross bookings increased 28% and revenue increased 25% year-over-year.

•	Strong performance in the Core OTA segment drove growth in Expedia® excluding eLong Adjusted EBITDA(1) of 12% year-over-year.

•	Advertising & Media business excluding eLong delivered over $515 million in net revenue on a trailing twelve months basis, an increase of 27% year-over-year, driven by growth in trivago and Expedia Media Solutions.

•	During the second quarter of 2015, Expedia added nearly 27,000 properties to its global supply portfolio, which now stands at approximately 257,000 properties available on Expedia, Inc. sites.

•	In May 2015, Expedia sold its 62.4% equity stake in eLong, Inc. (“eLong”) for approximately $671 million to several purchasers including Ctrip.com International, Ltd. (“Ctrip”) and Expedia and Ctrip also reached agreement on cooperation for certain travel products in specified geographic markets.

•	In June 2015, Expedia, Inc. issued €650 million senior notes that are due in June 2022 and bear interest at a rate of 2.5% per annum. Subsequent to quarter end, the Executive Committee of Expedia’s Board of Directors approved a 33% increase in the cash dividend payable in September; raising the dividend to $0.24 per share of outstanding common stock.

Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia (excluding eLong)				eLong through May 22, 2015(2)			Expedia, Inc.
	Second Quarter				Second Quarter			Second Quarter
Metric	2015	2014	Change		2015	2014	Change	2015	2014	Change
Room night growth	35%	25%	992	bps	(18%)	44%	NM	25%	28%	(275	) bps
Gross bookings	$15,062.9	$12,501.8	20%		$438.2	$543.8	(19%)	$15,501.2	$13,045.6	19%
Revenue	1,654.4	1,443.2	15%		8.2	51.5	(84%)	1,662.6	1,494.6	11%
Adjusted EBITDA(1)	281.3	251.7	12%		(28.9)	7.6	(481%)	252.3	259.3	(3%)
Operating income (loss)	135.5	128.9	5%		(45.5)	0.3	NM	90.1	129.2	(30%)
Adjusted net income (loss)(1)	135.8	131.0	4%		(17.2)	6.6	NM	118.6	137.6	(14%)
Adjusted EPS (1)	$1.02	$0.98	4%		$(0.13)	$0.05	NM	$0.89	$1.03	(13%)
Net income (loss) attributable to the Company	82.2	85.7	(4%)		367.4	3.7	NM	449.6	89.4	403%
Diluted EPS								$3.38	$0.67	404%
Free cash flow(1)								244.9	411.0	(40%)

(1)	“Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 11-14 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted EBITDA was revised in the fourth quarter of 2012.
(2)	The classification of certain revenue and expense items as well as foreign exchange rates used for reporting purposes may result in immaterial differences between the above reported amounts and eLong’s standalone results. In addition, Expedia sold its ownership interest in eLong on May 22, 2015 and eLong is excluded from our results from that point forward. The gain, net of related taxes, on sale of the business of approximately $395 million is included within the eLong column under Net income (loss) attributable to the Company.

Please refer to the Glossary in the Quarterly Results section on Expedia’s investor relations website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The results include Brand Expedia (Expedia.com®), Hotels.com®, Hotwire.com®, Expedia® Affiliate Network (“EAN”), Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong (through May 22, 2015), Venere® Net SpA, trivago GmbH (“trivago®”), Wotif.com Holdings Limited (“Wotif Group”), Travelocity®, AirAsia Expedia™ and CarRentals.com™, in addition to the related international points of sale.

The results include the impact of the strategic marketing agreement with Travelocity launched during the fourth quarter of 2013 and the subsequent acquisition of Travelocity in January 2015, results of Wotif Group following the acquisition by Expedia in November 2014, as well as results from AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the joint venture in March 2015. The impact from acquisitions noted below excludes Travelocity due to the previously implemented commercial agreement. Unless otherwise noted, all comparisons below are versus the second quarter of 2014.

Due to Expedia’s sale of its eLong ownership stake in May 2015, all discussion below refers to results for Expedia, Inc. excluding eLong unless otherwise noted.

Gross Bookings & Revenue

Gross Bookings by Segment (In millions)

	Second Quarter
	2015	2014	Δ$	Δ%
Core OTA	$13,692	$11,174	$2,518	23%
Egencia	1,371	1,328	43	3%

Expedia (excluding eLong)	$15,063	$12,502	$2,561	20%
eLong	438	544	(106)	(19%)

Total	$15,501	$13,046	$2,456	19%

Total gross bookings increased 20% (28% excluding foreign exchange) in the second quarter of 2015, driven by growth in the Core OTA business, including strong performance at Brand Expedia and Hotels.com. Acquisitions added approximately 6 percentage points of inorganic bookings growth for the quarter. Domestic gross bookings increased 18% and international gross bookings increased 25% (44% excluding foreign exchange). International bookings totaled $5.8 billion, accounting for 38% of worldwide bookings, compared to 37% in the second quarter of 2014.

Revenue by Segment (In millions)

	Second Quarter
	2015	2014	Δ$	Δ%
Core OTA	$1,463	$1,268	$195	15%
trivago	143	104	38	37%
Egencia	101	103	(2)	(2%)
Intercompany Eliminations	(52)	(32)	(20)	(62%)

Expedia (excluding eLong)	$1,654	$1,443	$211	15%
eLong	8	51	(43)	(84%)

Total	$1,663	$1,495	$168	11%

Total revenue increased 15% (25% excluding foreign exchange) in the second quarter of 2015, driven primarily by the Core OTA business, including strong performance at Brand Expedia and Hotels.com, as well as at trivago. Acquisitions added approximately 5 percentage points of inorganic revenue growth for the quarter. Domestic revenue increased 15% and international revenue increased 14% (33% excluding foreign exchange). International revenue equaled $745 million, representing 45% of worldwide revenue, unchanged from the second quarter of 2014.

Product & Services Detail

As a percentage of total worldwide revenue in the second quarter of 2015, hotel accounted for 70%, advertising and media accounted for 9%, air accounted for 8% and all other revenues accounted for the remaining 13%.

Hotel revenue increased 14% in the second quarter of 2015 on a 35% increase in room nights stayed driven by Hotels.com and Brand Expedia, partially offset by a 16% decrease in revenue per room night. Revenue per room night decreased primarily due to an unfavorable foreign exchange impact, both in translation and in book-to-stay, deliberate margin reductions aimed at expanding the size and availability of the global hotel supply portfolio, as well as increased promotional activities such as growing loyalty programs. Revenue per room night is expected to continue to decrease year-over-year in 2015. Average daily room rates (“ADRs”) decreased 6% year-over-year in the second quarter of 2015, as currency-neutral ADR growth was offset by an unfavorable foreign exchange translation impact. ADRs are expected to be negative year-over-year in 2015 primarily due to foreign exchange.

Air revenue increased 14% in the second quarter of 2015 due to a 26% increase in air tickets sold, partially offset by a 10% decrease in revenue per ticket. Advertising and media revenue increased 18% in the second quarter of 2015 due to continued strong growth in trivago and Expedia® Media Solutions. All other revenue increased 18% in the second quarter of 2015 primarily on growth in car rental and travel insurance products.

Adjusted Expenses – Expedia (excluding eLong)

	Costs and Expenses			As a % of Revenue
	Three months ended June 30,			Three months ended June 30,
	2015	2014	Growth	2015	2014	Δ in bps
	(In millions)
Adjusted cost of revenue *	$297	$281	6%	18.0%	19.5%	(152)
Adjusted selling and marketing *	856	710	21%	51.8%	49.2%	259
Adjusted technology and content *	114	106	7%	6.9%	7.4%	(47)
Adjusted general and administrative *	109	88	24%	6.6%	6.1%	49

Total adjusted costs and expenses	$1,377	$1,185	16%	83.2%	82.1%	108

Total depreciation	78	64	22%	4.7%	4.4%	29
Total stock based compensation	27	16	71%	1.6%	1.1%	53

Total costs and expenses	$1,481	$1,265	17%	89.5%	87.6%	190

*	Adjusted Expenses are non-GAAP measures. See pages 11-14 below for a description and reconciliation to the corresponding GAAP measures.

Adjusted Cost of Revenue

•	Total adjusted cost of revenue increased 6% in the second quarter of 2015, compared to the second quarter of 2014, due to $9 million more in data center and other costs, $5 million more in credit card processing costs and $2 million more in customer operations expenses, primarily due to an increase in transaction volumes, offset by a decrease in chargeback and fraud expenses. Acquisitions contributed approximately 6 percentage points of inorganic growth to adjusted cost of revenue growth during the second quarter of 2015.

Adjusted Selling and Marketing

•	Total adjusted selling and marketing expense increased 21% in the second quarter of 2015, compared to the second quarter of 2014, due to a $127 million or 22% increase in direct costs, including online and offline marketing expenses. Brand Expedia, trivago, Hotels.com and Travelocity accounted for a majority of the total increase in direct selling and marketing expenses. Acquisitions contributed approximately 5 percentage points of inorganic growth to adjusted selling and marketing growth during the second quarter of 2015.

•	Indirect costs increased $20 million or 16% in the second quarter of 2015, primarily driven by additional personnel due to an accelerated pace of hiring in the lodging supply organization. As a percentage of total adjusted selling and marketing, indirect costs represented 17% in the second quarter of 2015 compared to 18% in the second quarter of 2014.

Adjusted Technology and Content

•	Total adjusted technology and content expense increased 7% in the second quarter of 2015, compared to the second quarter of 2014, primarily due to a $5 million increase in personnel and overhead costs, net of capitalized salary costs, for additional personnel to support key technology projects primarily for Brand Expedia and the corporate technology function. Acquisitions contributed approximately 2 percentage points of inorganic growth to adjusted technology and content growth during the second quarter of 2015.

Adjusted General and Administrative

•	Total adjusted general and administrative expense increased 24% in the second quarter of 2015, compared to the second quarter of 2014, primarily due to a $10 million increase in personnel costs, as well as a $5 million increase in due diligence and other deal-related costs. Acquisitions including due diligence costs contributed approximately 13 percentage points of inorganic growth to adjusted general and administrative growth during the second quarter of 2015.

Depreciation Expense

For the second quarter of 2015, depreciation expense of $78 million increased $14 million or 22%, primarily due to increased expenses related to previously capitalized software development costs for completed technology projects which have been placed into service. Depreciation expense is expected to continue to increase as additional projects are completed.

Adjusted EBITDA*

Adjusted EBITDA by Segment (In millions)

	Second Quarter
	2015	2014	Δ$	Δ%
Core OTA	$384	$345	$40	12%
trivago	(9)	(10)	1	(8%)
Egencia	24	18	6	35%
Unallocated Overhead Costs	(118)	(101)	(17)	(17%)

Expedia (excluding eLong)	$281	$252	$30	12%
eLong	(29)	8	(37)	NM

Total	$252	$259	$(7)	(3%)

*	Adjusted EBITDA is a non-GAAP measure. See pages 11-14 below for a description and reconciliation to the corresponding GAAP measure.

Adjusted EBITDA increased 12% in the second quarter of 2015 compared to the second quarter of 2014, driven by growth in the Core OTA business and Egencia. Core OTA Adjusted EBITDA increased 12% in the second quarter of 2015, driven primarily by Hotels.com, Expedia Affiliate Network, Travelocity and Brand Expedia, partially offset by Hotwire.

Restructuring and Related Reorganization Charges

In conjunction with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to acquisition integrations including the Wotif Group, we recognized $10 million in restructuring and related reorganization charges during the first half of 2015 as well as $26 million during the fourth quarter of 2014. We expect up to $5 million of restructuring charges for the remainder of 2015 related to these integrations already underway, but not including any possible future acquisition integration.

Interest and Other

For the second quarter of 2015, consolidated interest income decreased $2 million, or 32%, compared to the second quarter of 2014, primarily due to the sale of eLong and lower rates of return. Consolidated interest expense increased $6 million, or 28%, primarily due to higher long-term debt balances.

For the second quarter of 2015, consolidated other, net was a loss of $17 million compared to a loss of $7 million in the second quarter of 2014. The loss for the second quarter of 2015 primarily consisted of unrealized losses on foreign exchange hedging contracts, while the loss for the second quarter of 2014 was primarily related to foreign exchange losses. Foreign currency rate fluctuations negatively impacted second quarter 2015 revenue growth rates reflecting depreciation in certain foreign currencies compared to the second quarter of 2014. Expedia’s revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. Expedia includes any realized gains or losses from the revenue hedging program in the calculation of Adjusted EBITDA.

Legal reserves, occupancy tax and other

During the three months ended June 30, 2015, Expedia recorded a $25 million benefit in legal reserves, occupancy tax and other for the recovery of costs related to occupancy tax litigation matters. In addition, during the three months ended June 30, 2015, we recorded expense of $33 million related to probable interest payments in connection with the District of Columbia litigation. During the three months ended June 30, 2014, Expedia recognized approximately $25.5 million related to monies paid in advance of litigation in the San Francisco occupancy tax proceedings.

Income Taxes

The consolidated effective tax rate on GAAP pre-tax income was 23.5% for the second quarter of 2015, compared with 19.5% in the prior year period. The year-over-year change in the GAAP effective tax rate was primarily due to the sale of eLong. The effective tax rate on pre-tax adjusted net income (“ANI”) was 23.1% for the second quarter of 2015, compared with 24.0% in the prior year period. The ANI effective tax rate was essentially consistent with the prior year period.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $3.4 billion at June 30, 2015. For the six months ended June 30, 2015, consolidated net cash provided by operating activities was $1.7 billion and consolidated free cash flow totaled $1.2 billion. Both measures include $1.5 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. Consolidated free cash flow decreased $114 million for the six months ended June 30, 2015, compared to the prior year period primarily due to the acquisition of Expedia’s future corporate headquarters for $229 million, partially offset by increased benefits from working capital changes.

In June 2015, Expedia, Inc. issued €650 million senior notes that are due in June 2022 and bear interest at 2.5% (the “2.5% Notes”). The 2.5% Notes were issued at 99.525% of par resulting in a discount, which is being amortized over their life. Interest is payable annually in arrears on June 3 of each year, beginning on June 3, 2016.

Long-term debt totaled $2.5 billion at June 30, 2015 consisting of $497 million, net of discount, in 4.5% senior notes due 2024; $726 million, net of discount, in 2.5% (€650 million) senior notes due 2022; $750 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, Expedia has a $1 billion unsecured revolving credit facility which was essentially untapped as of June 30, 2015.

At June 30, 2015, Expedia, Inc. had stock-based awards outstanding representing approximately 18.0 million shares of Expedia common stock, consisting of options to purchase approximately 17.8 million common shares with a $69.19 weighted average exercise price and weighted average remaining life of 5.2 years, and approximately 0.3 million restricted stock units (“RSUs”).

During the first half of 2015, Expedia, Inc. repurchased 0.5 million shares of Expedia, Inc. common stock for an aggregate purchase price of $45 million excluding transaction costs (an average of $85.27 per share). As of June 30, 2015, there were approximately 11.2 million shares remaining under the April 2012 and the February 2015 repurchase authorizations.

On June 18, 2015, Expedia, Inc. paid a quarterly dividend of $23 million ($0.18 per common share). In addition, on July 29, 2015, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.24 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 27, 2015, with a payment date of September 17, 2015. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $31 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Global Presence

•	Expedia, Inc. sold its 62.4% equity stake in eLong for approximately $671 million to several purchasers including Ctrip. Expedia and Ctrip also reached agreement on cooperation for certain travel products in specified geographic markets. The transaction closed on May 22, 2015.

•	Hotels.com signed an Asia Pacific wide marketing partnership with Visa, giving Visa cardholders in APAC access to targeted accommodation offers and discounts. In addition, Hotels.com signed local marketing partnerships with DBS Bank and Standard Chartered Bank in Hong Kong.

•	Egencia signed agreements spanning the globe including: new customer Dixons Carphone, Europe’s leading specialist electrical and telecommunications retailer and services company; renewal Peugeot S.A., leading French, car manufacturer; and BOC Australia, a member of The Linde Group, a supplier of compressed and bulk gases, chemicals and equipment around the globe.

Supply Portfolio

•	During the second quarter of 2015, Expedia added nearly 27,000 properties to its global supply portfolio, which now stands at approximately 257,000 properties available on Expedia, Inc. sites.

•	The company substantially completed the migration of Wotif Group’s prior lodging relationships into single contracts. These properties strengthen Expedia’s Australia, New Zealand and Asia Pacific portfolio, and are now accessible for bookings across the Expedia, Inc. brands.

•	Expedia, Inc. entered into commercial agreements with a number of airlines, including Qatar Airways and China Southern Airlines. EAN signed agreements to power online hotel bookings for Frontier Airlines and to provide technology solutions and access to global hotel content for almundo.com.

•	Expedia, Inc. entered into a global, multi-year agreement with Europcar covering their Europcar, Keddy and Interrent brands across the Expedia, Inc. brands.
•	Expedia Lodging Partner Services and Sabre Hospitality Solutions, entered into an agreement to facilitate making SynXis Central Reservation hotels available via Expedia’s global portfolio of brands.

•	Hotels.com introduced further savings for customers through a new program called Secret Prices, offering specially negotiated rates and subscriber-only deals on hotels in top destinations around the world. To gain access to Secret Prices, customers can simply subscribe to Hotels.com emails, download the award-winning Hotels.com mobile booking app and/or sign up for the free loyalty program Hotels.com® Rewards.

•	Expedia® Media Solutions announced the recipients of its 2014 Global Partner Awards for original and groundbreaking campaigns that exemplify innovation and success in digital marketing and advertising across regions. Winning partners included Korean Air, Travel Alberta, Cancun Convention & Visitors Bureau, Iberostar, RIU Hotels & Resorts and Sun International.

Technology Innovation

•	Expedia, Inc. rolled out its Real-time Feedback tool to hotel partners across the globe. Real-time Feedback, available through Expedia’s hotel-facing tool, Expedia® PartnerCentral, is designed to help hoteliers maximize the guest experience and improve traveler review ratings.

•	Expedia mobile app customers can now book local activities and ground transportation from their phone with the Expedia app on iOS and Android. Expedia also updated its app for the Windows Phone to a native app experience.

•	Hotwire introduced standard retail hotels in addition to its Hot Rate® Hotel offerings in its mobile app.

•	During the quarter, Egencia saved travelers in North America more than 3500 hours of waiting on hold through its automated, call-back functionality.

•	The company completed the migration of its European hotel specialist Venere.com to the Hotels.com platform.

•	Expedia, Inc. launched a company-wide initiative with Girls Who Code, hosting their Summer Immersion Program, as well as an Expedia, Inc. sponsored Apprenticeship Program; both are designed to help equip girls with computer science knowledge and skills they will need to succeed in technology roles.

Distribution Channels

•	Hotels.com has been named 2015 Brand of the Year in the Online Travel Service category (US) according to the annual Harris Poll EquiTrend study of brands. Harris Poll specifically commended the Hotels.com Captain Obvious™ campaign and the Hotels.com® Rewards loyalty program. This is the first time in over 5 years that Hotels.com has appeared on the Harris Poll list.

•	In April, Hotwire® launched its new TV and digital ad campaign, which demonstrates how Hotwire’s great deals enable travelers to “get up and go.”

•	Egencia® TripNavigator for iPhone and iPad extended its reach for flight shopping and booking to Canada.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue	$1,662,600	$1,494,632	$3,035,997	$2,695,003
Costs and expenses:
Cost of revenue (1) (2)	321,082	300,501	643,000	595,120
Selling and marketing (1) (2)	885,480	743,616	1,648,861	1,368,315
Technology and content (1) (2)	186,516	169,075	376,971	332,050
General and administrative (1) (2)	141,394	102,540	257,791	201,585
Amortization of intangible assets	26,880	18,264	51,922	36,756
Legal reserves, occupancy tax and other	5,510	31,416	8,039	34,955
Restructuring and related reorganization charges	5,646	—	10,322	—

Operating income	90,092	129,220	39,091	126,222
Other income (expense):
Interest income	4,693	6,883	10,238	12,681
Interest expense	(28,515)	(22,321)	(56,509)	(44,125)
Gain on sale of business	508,810	—	508,810	—
Other, net	(17,023)	(7,177)	88,078	(7,658)

Total other income (expense), net	467,965	(22,615)	550,617	(39,102)

Income before income taxes	558,057	106,605	589,708	87,120
Provision for income taxes	(131,221)	(20,751)	(130,311)	(21,070)

Net income	426,836	85,854	459,397	66,050
Net loss attributable to noncontrolling interests	22,808	3,519	34,390	9,019

Net income attributable to Expedia, Inc.	$449,644	$89,373	$493,787	$75,069

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$3.49	$0.69	$3.85	$0.58
Diluted	3.38	0.67	3.74	0.56
Shares used in computing earnings per share:
Basic	128,887	129,538	128,229	130,046
Diluted	132,960	133,668	132,184	134,399
Dividends declared per common share	$0.18	$0.15	$0.36	$0.30
(1) Includes stock-based compensation as follows:
Cost of revenue	$1,316	$943	$2,474	$2,145
Selling and marketing	6,860	4,820	13,332	10,155
Technology and content	5,559	4,960	12,343	10,518
General and administrative	27,759	10,291	42,231	23,017

(2) Includes depreciation as follows:
Cost of revenue	$11,103	$8,073	$21,684	$16,337
Selling and marketing	2,327	1,913	4,505	3,671
Technology and content	62,898	53,621	121,525	103,761
General and administrative	2,949	1,951	6,008	3,923

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,187,129	$1,402,700
Restricted cash and cash equivalents	27,261	34,888
Short-term investments	195,984	355,780
Accounts receivable, net of allowance of $17,253 and $13,760	1,123,555	778,334
Deferred income taxes	169,449	169,269
Income taxes receivable	73,807	17,161
Prepaid expenses and other current assets	213,207	166,357

Total current assets	4,990,392	2,924,489
Property and equipment, net	867,137	553,126
Long-term investments and other assets	516,883	286,882
Deferred income taxes	4,858	10,053
Intangible assets, net	1,476,039	1,290,087
Goodwill	3,976,617	3,955,901

TOTAL ASSETS	$11,831,926	$9,020,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,346,242	$1,188,483
Accounts payable, other	519,834	361,382
Deferred merchant bookings	3,214,868	1,761,258
Deferred revenue	57,142	62,206
Income taxes payable	89,492	59,661
Accrued expenses and other current liabilities	740,650	753,625

Total current liabilities	5,968,228	4,186,615
Long-term debt	2,472,536	1,746,787
Deferred income taxes	437,959	452,958
Other long-term liabilities	220,545	180,376
Commitments and contingencies
Redeemable noncontrolling interests	557,749	560,073

Stockholders’ equity:
Common stock $.0001 par value	20	20
Authorized shares: 1,600,000
Shares issued: 199,116 and 196,802
Shares outstanding: 116,318 and 114,267
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,989,725	5,921,140
Treasury stock - Common stock, at cost	(4,039,376)	(3,998,120)
Shares: 82,798 and 82,535
Retained earnings	417,428	—
Accumulated other comprehensive loss	(256,692)	(138,774)

Total Expedia, Inc. stockholders’ equity	2,111,106	1,784,267
Non-redeemable noncontrolling interests	63,803	109,462

Total stockholders’ equity	2,174,909	1,893,729

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,831,926	$9,020,538

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2015	2014
Operating activities:
Net income	$459,397	$66,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	153,722	127,692
Amortization of stock-based compensation	70,380	45,835
Amortization of intangible assets	51,922	36,756
Deferred income taxes	2,021	(809)
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	37,012	(15,746)
Realized (gain) loss on foreign currency forwards	(29,460)	3,590
Gain on sale of business	(508,810)	—
Noncontrolling investment basis adjustment	(77,400)	—
Other	8,415	(5,107)
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(412,670)	(307,000)
Prepaid expenses and other current assets	(5,162)	(44,926)
Accounts payable, merchant	245,843	168,202
Accounts payable, other, accrued expenses and other current liabilities	198,606	236,810
Taxes payable/receivable, net	(20,867)	(42,764)
Deferred merchant bookings	1,479,263	1,175,122
Deferred revenue	9,819	21,237

Net cash provided by operating activities	1,662,031	1,464,942

Investing activities:
Capital expenditures, including internal-use software and website development	(468,727)	(157,213)
Purchases of investments	(506,109)	(1,026,054)
Sales and maturities of investments	226,325	419,478
Acquisitions, net of cash acquired	(327,362)	—
Proceeds from sale of business, net of cash divested and disposal costs	527,212	—
Net settlement of foreign currency forwards	29,460	(3,590)
Other, net	10,435	2,386

Net cash used in investing activities	(508,766)	(764,993)

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	702,348	—
Purchases of treasury stock	(44,925)	(339,020)
Proceeds from issuance of treasury stock	22,487	—
Payment of dividends to stockholders	(45,991)	(38,833)
Proceeds from exercise of equity awards and employee stock purchase plan	59,083	53,156
Excess tax benefit on equity awards	69,085	27,394
Withholding taxes for stock option exercises	(85,033)	—
Other, net	8,986	1,693

Net cash provided by (used in) financing activities	686,040	(295,610)
Effect of exchange rate changes on cash and cash equivalents	(54,876)	8,448

Net increase in cash and cash equivalents	1,784,429	412,787
Cash and cash equivalents at beginning of period	1,402,700	1,021,033

Cash and cash equivalents at end of period	$3,187,129	$1,433,820

Supplemental cash flow information
Cash paid for interest	$53,885	$43,066
Income tax payments, net	79,672	36,630

Expedia, Inc. (excluding eLong)

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2013				2014				2015		Y / Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Gross Bookings by Segment
Core OTA	$8,283	$8,515	$8,679	$7,493	$10,811	$11,174	$11,453	$9,431	$12,907	$13,692	23%
Egencia	1,117	1,188	1,125	1,104	1,310	1,328	1,285	1,226	1,366	1,371	3%

Total	$9,400	$9,703	$9,803	$8,597	$12,121	$12,502	$12,738	$10,657	$14,273	$15,063	20%
Gross Bookings by Geography
Domestic	$5,484	$5,848	$5,828	$4,982	$7,427	$7,889	$7,861	$6,432	$8,887	$9,301	18%
International	3,916	3,855	3,976	3,615	4,693	4,613	4,877	4,226	5,386	5,762	25%

Total	$9,400	$9,703	$9,803	$8,597	$12,121	$12,502	$12,738	$10,657	$14,273	$15,063	20%
Gross Bookings by Agency/Merchant
Agency	$4,906	$5,065	$5,090	$4,763	$6,848	$7,003	$6,894	$5,851	$7,737	$8,175	17%
Merchant	4,494	4,637	4,713	3,834	5,272	5,499	5,844	4,807	6,536	6,888	25%

Total	$9,400	$9,703	$9,803	$8,597	$12,121	$12,502	$12,738	$10,657	$14,273	$15,063	20%
Revenue by Segment
Core OTA	$876	$1,026	$1,197	$970	$1,001	$1,268	$1,477	$1,159	$1,170	$1,463	15%
trivago	14	54	92	55	83	104	139	87	119	143	37%
Egencia	89	95	85	96	100	103	97	100	98	101	-2%
Intercompany Eliminations	(2)	(9)	(21)	(12)	(24)	(32)	(49)	(27)	(47)	(52)	-62%

Total	$977	$1,167	$1,354	$1,109	$1,160	$1,443	$1,664	$1,318	$1,340	$1,654	15%
Revenue by Geography
Domestic	$558	$650	$717	$585	$642	$789	$888	$728	$768	$910	15%
International	419	517	637	524	518	654	775	591	572	745	14%

Total	$977	$1,167	$1,354	$1,109	$1,160	$1,443	$1,664	$1,318	$1,340	$1,654	15%
Revenue by Agency/Merchant/Advertising
Agency	$205	$238	$289	$258	$297	$357	$436	$346	$360	$452	26%
Merchant	729	851	958	769	766	965	1,090	858	858	1,060	10%
Advertising & Media	44	78	107	82	97	120	138	114	121	143	18%

Total	$977	$1,167	$1,354	$1,109	$1,160	$1,443	$1,664	$1,318	$1,340	$1,654	15%
Adjusted EBITDA by Segment
Core OTA	$176	$276	$419	$302	$183	$345	$501	$359	$219	$384	12%
trivago	0	(5)	6	18	(1)	(10)	0	14	5	(9)	-8%
Egencia	12	18	12	18	17	18	16	11	20	24	35%
Unallocated Overhead Costs	(85)	(91)	(91)	(92)	(91)	(101)	(102)	(107)	(109)	(118)	17%

Total	$103	$197	$345	$245	$108	$252	$415	$277	$135	$281	12%
Worldwide Hotel (Merchant & Agency)
Room Nights	24.1	30.1	36.4	29.7	28.9	37.6	45.1	37.9	38.3	50.6
Room Night Growth	21%	14%	13%	20%	20%	25%	24%	28%	32%	35%
Domestic Room Night Growth	15%	11%	12%	18%	20%	24%	24%	25%	23%	24%
International Room Night Growth	30%	19%	14%	22%	19%	25%	25%	32%	46%	50%
ADR Growth	4%	4%	4%	3%	3%	4%	4%	0%	-3%	-6%
Revenue per Night Growth	2%	-2%	-3%	-6%	-7%	-1%	-2%	-9%	-13%	-16%
Revenue Growth	23%	11%	10%	13%	12%	23%	22%	16%	15%	14%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	8%	5%	5%	11%	32%	30%	34%	26%	17%	26%
Airfare Growth	1%	1%	5%	2%	0%	2%	-2%	-4%	-7%	-12%
Revenue per Ticket Growth	5%	2%	12%	6%	-2%	-5%	-7%	-5%	-5%	-10%
Revenue Growth	14%	7%	17%	17%	29%	23%	24%	20%	12%	14%

Notes:

•	The metrics above exclude eLong for all periods presented due to Expedia’s sale of its eLong stake on May 22, 2015.
•	The metrics above include trivago following the acquisition of a controlling interest on March 8, 2013, Travelocity following the strategic marketing agreement launched during the fourth quarter of 2013, as well as the subsequent acquisition of Travelocity on January 23, 2015, Wotif group following the acquisition on November 13, 2014 and AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the former joint venture on March 10, 2015.
•	Advertising & Media Revenue includes revenue from trivago. All trivago revenue is classified as international.
•	Beginning in Q1 2014, Expedia moved to a new Enterprise Accounting System of Record, which caused immaterial changes to some of the metrics above due to remapping.

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Core OTA: Core Online Travel Agencies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, AirAsia Expedia, CarRentals.com, and Classic Vacations.

trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.

Egencia: Egencia segment provides managed travel services to corporate customers worldwide.

eLong: eLong segment consists of Expedia’s majority ownership interest in eLong, Inc., prior to the sale by Expedia of its stake in eLong on May 22, 2015.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as operating income / (loss) plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (4) certain other infrequently occurring items, including restructuring charges; (5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments; (6) discontinued operations; (7) the noncontrolling interest impact of the aforementioned adjustment items and (8) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.

Tabular Reconciliations for Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Adjusted EBITDA	$252,349	$259,256	$354,112	$366,027
Depreciation	(79,277)	(65,558)	(153,722)	(127,692)
Amortization of intangible assets	(26,880)	(18,264)	(51,922)	(36,756)
Stock-based compensation	(41,494)	(21,014)	(70,380)	(45,835)
Legal reserves, occupancy tax and other	(5,510)	(31,416)	(8,039)	(34,955)
Restructuring and related reorganization charges	(5,646)	—	(10,322)	—
Realized (gain) loss on revenue hedges	(3,450)	6,216	(20,636)	5,433

Operating income	90,092	129,220	39,091	126,222

Interest expense, net	(23,822)	(15,438)	(46,271)	(31,444)
Gain on sale of business	508,810	—	508,810	—
Other, net	(17,023)	(7,177)	88,078	(7,658)

Income before income taxes	558,057	106,605	589,708	87,120
Provision for income taxes	(131,221)	(20,751)	(130,311)	(21,070)

Net income	426,836	85,854	459,397	66,050
Net loss attributable to noncontrolling interests	22,808	3,519	34,390	9,019

Net income attributable to Expedia, Inc.	$449,644	$89,373	$493,787	$75,069

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$449,644	$89,373	$493,787	$75,069
Amortization of intangible assets	26,880	18,264	51,922	36,756
Stock-based compensation	41,494	21,014	70,380	45,835
Legal reserves, occupancy tax and other	5,510	31,416	8,039	34,955
Restructuring and related reorganization charges	5,646	—	10,322	—
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	6	(296)	(13)	(288)
Unrealized (gain) loss on revenue hedges	13,470	1,515	10,721	5,079
Stock-based compensation as part of equity method investments	—	71	—	145
Gain on sale of asset	—	—	(11,501)	—
Gain on sale of business	(508,810)	—	(508,810)	—
Noncontrolling interest basis adjustment	2,076	—	(77,400)	—
Provision for income taxes	92,161	(18,896)	81,120	(29,158)
Noncontrolling interests	(9,523)	(4,812)	(14,177)	(9,277)

Adjusted Net Income	$118,554	$137,649	$114,390	$159,116

GAAP diluted weighted average shares outstanding	132,960	133,668	132,184	134,399
Additional dilutive securities	206	243	217	255

Adjusted weighted average shares outstanding	133,166	133,911	132,401	134,654

Diluted earnings per share	$3.38	$0.67	$3.74	$0.56
Adjusted earnings per share	0.89	1.03	0.86	1.18

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in thousands)		(in thousands)
Net cash provided by operating activities	$610,967	$493,504	$1,662,031	$1,464,942
Less: capital expenditures	(366,077)	(82,464)	(468,727)	(157,213)

Free cash flow	$244,890	$411,040	$1,193,304	$1,307,729

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in thousands)
Cost of revenue	$321,082	$300,501	$643,000	$595,120
Less: stock-based compensation	(1,316)	(943)	(2,474)	(2,145)
Less: depreciation	(11,103)	(8,073)	(21,684)	(16,337)
Less: eLong(1)	(11,326)	(10,130)	(34,358)	(19,882)

Adjusted cost of revenue	$297,337	$281,355	$584,484	$556,756

Selling and marketing expense	$885,480	$743,616	$1,648,861	$1,368,315
Less: stock-based compensation	(6,860)	(4,820)	(13,332)	(10,155)
Less: depreciation	(2,327)	(1,913)	(4,505)	(3,671)
Less: eLong(1)	(20,078)	(27,320)	(54,080)	(52,931)

Adjusted selling and marketing expense	$856,215	$709,563	$1,576,944	$1,301,558

Technology and content expense	$186,516	$169,075	$376,971	$332,050
Less: stock-based compensation	(5,559)	(4,960)	(12,343)	(10,518)
Less: depreciation	(62,898)	(53,621)	(121,525)	(103,761)
Less: eLong(1)	(3,852)	(4,035)	(10,072)	(7,719)

Adjusted technology and content expense	$114,207	$106,459	$233,031	$210,052

General and administrative expense	$141,394	$102,540	$257,791	$201,585
Less: stock-based compensation	(27,759)	(10,291)	(42,231)	(23,017)
Less: depreciation	(2,949)	(1,951)	(6,008)	(3,923)
Less: eLong(1)	(1,833)	(2,396)	(5,399)	(4,898)

Adjusted general and administrative expense	$108,853	$87,902	$204,153	$169,747

(1)	eLong amount presented without stock-based compensation and depreciation as those are included within the consolidated totals above.

Conference Call

Expedia, Inc. will webcast a conference call to discuss first quarter 2015 financial results and certain forward-looking information on Thursday, July 30, 2015 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 30, 2015 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks relating to our operations in international markets, including China;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax or unclaimed property laws, rules or regulations or implementation;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	declines or disruptions in the travel industry;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary;

•	interruption, security breached or lack of redundancy in our information systems;

•	our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use and disclosure of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•	risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness;

•	our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property from copying or use by others, including competitors;

as well as other risks detailed in our public filings with the SEC, including our quarterly report on Form 10-Q for the quarter ended June 30, 2015. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is one of the world’s leading travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel agency with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with localized sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers Hot Rate® Hotels, Hot Rate® Cars and Hot Rate® Airfares, as well as vacation packages

•	Travelocity®, a pioneer in online travel and a leading online travel agency in the US and Canada

•	Egencia®, a leading corporate travel management company

•	Venere.com™, an online hotel reservation specialist in Europe

•	trivago®, a leading online hotel metasearch company with sites in 52 countries

•	Wotif Group, a leading portfolio of travel brands operating in the Australia/New Zealand region, including Wotif.com®, lastminute.com.au®, lastminute.com.nz® and travel.com.au®

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of 190 retail franchise locations across North America

•	CarRentals.com™, the premier car rental booking company on the web

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia® Media Solutions. Expedia also powers bookings for thousands of affiliates, including some of the world’s leading airlines, top consumer brands and high traffic websites through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2015 Expedia, Inc. All rights reserved. CST: 2029030-50

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